EXHIBIT 10.4

EMPLOYEE AGREEMENT

AGREEMENT, entered into as of the 28th day of December, 2007, to become effective January 1, 2008, between First Citizens National Bank and First Citizens Bancshares, Inc. (collectively "Employer"), and Katie S. Winchester (Executive). This Agreement revokes all prior employment agreements between Employer and Executive as of December 31, 2007, including, without limitation that certain Executive Employment Agreement dated as of the 21st day of April, 1993, between Employer and Executive.

  Employment.

The Employer agrees to continue to employ the Executive, and the Executive agrees to continue to serve and be employed by the Employer on the terms and conditions set forth herein.

  Term of Employment.

The term of this Agreement shall begin January 1, 2008 and shall end December 31, 2011, provided this Agreement is not earlier terminated pursuant to Section 7 below. Hours of service shall be as agreed upon between Executive and President & CEO, but shall at a minimum consist of three full-time work days, plus such other time as necessary to fulfill obligations incurred by community and civic service commitments and such other assigned responsibilities that may occur from time to time.

  Compensation.

  Base Salary. As compensation for services rendered by Executive during the period of employment hereunder, Employer shall pay to Executive a base annual salary of $181,047.85, less income tax withholdings and other customary employee deductions, with additional compensation in the amount of $18,952.15 payable directly to Lincoln Benefit Life Company for premiums on Executive's Long Term Care Insurance Policy. Should the amount of future annual premiums on Executive's Long Term Care Insurance increase or decrease, the resulting Base Salary shall be adjusted accordingly such that Executive's total annual compensation shall equal $200,000.00.  The Base Salary shall be payable in twenty-four (24) equal installments each year on the first (1st) and fifteenth (15th) day of each calendar month.

  Incentive Compensation. Executive's base annual salary shall represent total compensation and shall not include participation in Incentive Compensation Plans offered to other officers of First Citizens National Bank.

  Benefits. Employer shall provide benefits consisting of health insurance, ESOP Plan (or any successor plan to the ESOP Plan), the 401(k) contributions Plan, and a monthly car allowance sufficient to cover costs of business travel.

  Duties.

During the term hereof, services rendered to Employer by Executive shall include the following:

  Lead in development and implementation of a Strategic Plan that incorporates both long and short-term planning goals;

  Lend support and guidance to President & CEO in setting future direction and development of the Bank;

  Lead activities of the Board and work with Board members, management and staff to accomplish strategic goals of the Company in a timely and productive manner;

  Conduct monthly Board meetings in a manner that ensures Board members are well informed and educated on issues relevant to the position and that business of the bank is conducted in a responsible manner that complies with banking law and regulation;

  Provide positive leadership to the Board of Directors, fostering an environment that ensures quality performance and motivation to conduct the affairs of the organization in a safe, sound and prudent manner that provides a fair return to Shareholders;

  Support efforts of the CEO/President in structuring Board Committees and ensuring that appropriate individuals are recommended to the Corporate Governance Committee to fill committee positions based on talent, skills and experience;

  Support efforts to maintain a quality sales and service culture throughout the organization;

  Represent the Bank at community, civic, internal and industry related meetings at the request of the President & CEO;

  Develop and/or review communications from the Company to Shareholders, customers, media and other communications channels as directed by the President & CEO.

  Serve on the following committees:

    Executive Committee of Board (Vice Chairman)

    Strategic Planning Committee (Chairman)

    Investment Committee

    Disclosure Committee

  Attend meetings of the following committees as appropriate:

    Corporate Governance Committee

    Audit Committee

  Lend support to CEO & COO when requested;

  Assist CFO in preparation of materials for Corporate Governance Meetings and in ensuring compliance with provisions of Corporate Governance Charter.

  Working Facilities.

Employer shall provide Executive appropriate furnished office space within the facility located at One First Citizens Place, Dyersburg, TN. Executive shall be provided clerical support sufficient to accomplish duties as assigned herein.

  Expenses.

Employer shall reimburse Executive all reasonable and customary expenses incurred by Executive in the performance of duties hereunder upon Executive's submission to Employer of customary documentation and receipts.

  Termination.

Notwithstanding the Term of this Agreement established in Section 2 above, this Agreement is subject to termination (i) upon the death of Executive, or, (ii) by the Executive if the Employer commits a material breach of its obligations under this Agreement and does not remedy such breach within thirty (30) days after receiving written notice specifying the nature of such breach, or (iii) by the Employer for cause as a result of one or more of the following reasons:

  Any one or more of the following: acts of theft, embezzlement, fraud or dishonesty, knowing violation of the law, acts involving moral turpitude, or dereliction in the performance of her duties, as determined by Employer's Board in its sole and absolute discretion, but in the exercise of its good faith judgment; or

  For failure of the Executive to perform assigned duties and responsibilities in accordance with terms and conditions of this Agreement.

Compensation payable to Executive under terms of this Agreement shall cease at the end of any month following termination of employment by Executive or Employer.

  Life Insurance Benefits.  Contemporaneously with the execution of this Agreement, Executive and Employer have entered into an Amended and Restated Split Dollar Agreement and an Imputed Income Tax Reimbursement Agreement governing an existing insurance contract which provides a minimum of $850,000 in death benefits to Executive's estate in the event of her death. Termination of this Agreement for any reason, either by Executive of Employer, shall in no manner reduce or eliminate the life insurance benefits provided under this arrangement.

  Entire Agreement.

This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein. It may not be changed orally but only by an agreement in writing signed by he party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

  Successors: Binding Agreement.

  Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform if no such succession had taken place.

  Governing Law.

  This Agreement shall be construed and enforced in accordance with the laws of the State of Tennessee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year above written.

EMPLOYER:

FIRST CITIZENS NATIONAL BANK

By:            /s/ Jeffrey D. Agee                                                     Date:     December 28, 2007
        Jeffrey D. Agee, President & CEO

EXECUTIVE:

   /s/ Katie S. Winchester                                                            Date:     December 28, 2007
   Katie S. Winchester